Exhibit 99.1

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare	news release

OMNICARE APPOINTS GLEN C. LASCHOBER

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Patrick Keefe Named Executive Vice President -

Global Markets

Tracy Finn Named Senior Vice President -

Strategic Planning and Development

COVINGTON, Ky., August 10, 2005 – Omnicare, Inc. (NYSE:OCR), the nation’s leading provider of pharmaceutical care for the elderly, announced today that it has made three senior executive appointments. Glen C. Laschober has been appointed Executive Vice President and Chief Operating Officer of Omnicare; Patrick E. Keefe will assume the newly created position of Executive Vice President – Global Markets; and Tracy Finn has been appointed Senior Vice President – Strategic Planning and Development. All three individuals will report to Joel F. Gemunder, President and Chief Executive Officer of Omnicare.

“We are pleased to announce these three new executive appointments as they serve to significantly enhance the management of Omnicare’s rapidly expanding operations and to position the Company for future growth,” said Gemunder.

Laschober, 55, most recently served as Chief Operating Officer of the $3 billion PharmaCare Division of CVS Corporation, its PBM (pharmacy benefit management) and specialty pharmacy business, a position he had held since 2002. Prior to joining PharmaCare, Laschober was President and Chief Operating Officer of Wellinx, Inc., a healthcare information, (e-prescribing) and pharmaceutical distribution company. From 1997 to 2001, he served as the Executive Vice President of ProVantage Health Service’s HBM Division, responsible for its PBM, pharmaceutical distribution and vision benefits businesses. From 1989 to 1997, Laschober held several senior positions at Caremark International, Inc., including his last position as Vice President and General Manager of its Pharmaceutical Services Division. From 1986 to 1989, Laschober was Vice President of Operations for the John O. Butler Company, a dental product manufacturing and distribution company. He began his career in healthcare at G.D. Searle where he spent 10 years in various project engineering, planning and technical operations for this pharmaceutical and consumer products manufacturer. Laschober graduated with a B.S. in Engineering from the University of Illinois in 1973 and an MBA from the University of Chicago in 1977. In his new role at Omnicare, he will be responsible initially for the operations of the $6 billion institutional pharmacy and related businesses and, over time, is expected to assume additional responsibilities for other Omnicare businesses.

As noted above, Omnicare appointed Keefe, age 60, Executive Vice President - Global Markets, a newly created position responsible for the management of Omnicare’s major market accounts domestically as well as the development and expansion of the Company’s international business. In addition, he will assume responsibility for the Company’s newly acquired group purchasing organization and retail pharmacy operations.

Since February 1997, Keefe has served as Executive Vice President of Operations for Omnicare. From 1994 through 1997, he served as Senior Vice President of Operations for the Company. He joined Omnicare in 1993 as Vice President of Operations. Prior to joining Omnicare, Keefe served as Vice President of Pharmacy Management Programs at Diagnostek, Inc. from 1992 to 1993. From 1990 to 1992, he was President of HPI Health Care Services, Inc. (HPI), the hospital pharmacy subsidiary of Diagnostek that was acquired from Omnicare. From 1984 to 1989, Keefe served as Executive Vice President of HPI, then an Omnicare subsidiary. Keefe holds a B.S. in Pharmacy from the College of Pharmacy at the University of Iowa and an MBA from Georgia State University.

As also noted, Omnicare announced that Finn, age 47, has been appointed Senior Vice President - Strategic Planning and Development.

Since May 1997, Finn served as Vice President - Strategic Planning and Development. From 1995 to 1997, Finn served as Regional Vice President of Operations for the Company’s Illinois, Iowa and Wisconsin pharmacy operations and, from 1990 to 1995, as Vice President of Business Development for Omnicare. Prior to 1990, Finn worked as Director of Business Development at HPI and, from 1983 to 1985, he served as an Assistant to the President of Chemed Corporation. Finn holds a Bachelor’s degree in Business from the University of Notre Dame and an MBA from Northwestern University’s Kellogg School of Business. Finn will be responsible for strategic development and acquisition-related activities for Omnicare.

“We are fortunate to have three such talented individuals as part of our senior management team,” said Gemunder. “Glen, a 30-year veteran of the healthcare industry, brings to Omnicare a depth of experience not only in management and organizational development but also substantial expertise in areas relevant to Omnicare’s evolving business, including pharmaceutical service sectors such as specialty pharmacy, disease management, pharmacy benefit management, pharmacy technology, and mail-service pharmacy. Pat, a long-standing member of Omnicare’s senior management team, will now be able to bring his considerable knowledge and talents to bear on new high growth potential areas for the Company. Finally, the knowledge and insight that Tracy has gained into the trends in the healthcare marketplace make him an invaluable resource in identifying future growth opportunities. We expect the skills, experience and leadership of these three talented individuals to contribute significantly to Omnicare’s future growth and development.”

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. With the addition of NeighborCare, Omnicare now serves residents in long-term care facilities comprising approximately 1,400,000 beds in 47 states, the District of Columbia and Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

Forward Looking Statements

Statements in this press release concerning Omnicare’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include, but are not limited to, overall economic, financial and business conditions; the ability to attract and retain needed management; and other risks and uncertainties described in Omnicare’s reports and filings with the Securities and Exchange Commission. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements and, except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or to update the information in this release.

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Contact:

Cheryl D. Hodges

Omnicare, Inc.

(859) 382-3331